Exhibit 1

NUTRITION 21, INC. AUDIT COMMITTEE CHARTER

ROLE

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the Company, the qualifications and independence of the public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company (the “independent auditor”), and such other duties as directed by the Board. The Committee’s role includes discussing with management the Company’s processes to manage financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Committee has sole authority over the appointment and replacement of the independent auditor and is directly responsible for compensation, and oversight of the independent auditor.

The Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. Management of the Company is responsible for determining the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures and controls.

MEMBERSHIP

The membership of the Committee consists of at least three independent directors. Each member shall meet the experience requirements of the listing standards of The Nasdaq Stock Market and applicable laws and regulations. Each member will be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment. Applicable laws and regulations will be followed in evaluating a member’s independence. The Board appoints the chairperson.

OPERATIONS

The Committee meets at least once each quarter. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee will be governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision hereof, (b) any provision of the Bylaws of the Corporation, or (c) the laws of the state of New York.

COMMUNICATIONS/REPORTING

The independent auditor reports directly to the Committee. The Committee is expected to maintain free and open communication with the independent auditor, and the Company’s management. This communication will include periodic separate executive sessions with each of the parties.

AUTHORITY

The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

RESPONSIBILITIES OF THE COMMITTEE

1.
Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee will have the authority, as it deems necessary or appropriate, to retain independent legal, accounting or other advisors.

2.	Meet quarterly or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information, as necessary.

3.	Report Committee actions to the Board of Directors with such recommendations, as the Committee may deem appropriate.

4.	Review the Audit Committee Charter annually, and recommend any changes deemed required to the Board of Directors.

5.	Provide a report in the annual proxy that includes the Committee’s review and discussion of matters with management and the independent auditor.

6.	Include a copy of the Committee charter as an appendix to the proxy statement at least once every three years.

7.	Appoint and replace the independent auditor and approve the terms on which the independent auditor is engaged.

8.	Provide oversight of the independent auditor and resolve any disagreements between management and the independent auditor about financial reporting.

9.
Oversee permissible services that the independent auditor may perform for the Company and provide for pre-approval of those services by the Committee, subject to the de minimis exceptions permitted under applicable rules.

10.	Confirm annually the independence of the independent auditor.

11.	Verify the Committee consists of a minimum of three members who are financially literate, including at least one member who has financial sophistication.

12.	Review the independence of each Committee member based on NASDAQ and SEC rules.

13.	Inquire of the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

14.
Review with the independent auditor and financial management the audit scope and plan, and coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

15.	Consider and review with the independent auditor:

a.	The Company’s annual assessment of the effectiveness of its internal controls and the independent auditor’s attestation and report about the Company’s assessment.

b.	The adequacy of the Company’s internal controls, including computerized information system controls and security.

c.	Any related significant findings and recommendations of the independent public accountants, together with management’s responses thereto.

16.	Review with financial management and the independent auditor at the completion of the annual audit:

a.	The Company’s annual financial statements and related footnotes.

b.	The independent auditor’s audit of the financial statements and its report thereon.

c.	Any significant changes required in the independent auditor’s audit plan.

d.	Any serious difficulties or disputes with management encountered during the course of the audit.

e.	Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

17.	Review with financial management and the independent auditor at least annually the Company’s critical accounting policies.

18.	Approve any related party transactions between the Company and its officers or directors, or their family members or enterprises they control.

19.	Consider and review with financial management:

a.	Significant findings during the year and management’s responses thereto.

b.	Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

c.	Any changes required in planned scope of their audit plan.

20.	Review the periodic reports of the Company with financial management and the independent auditor prior to filing of the reports with the SEC.

21.	In connection with each periodic report of the Company, review

a.	Management’s disclosure to the Committee and the independent auditor under Section 302 of the Sarbanes-Oxley Act.

b.	The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Act.

22.	Meet with the independent auditor in executive session to discuss any matters that the Committee or the independent auditor believes should be discussed privately with the Audit Committee.

23.	Meet with financial management in executive sessions to discuss any matters that the Committee or Finance management believes should be discussed privately with the Audit Committee.

24.
Establish procedures to receive and respond to any complaints or concerns regarding the Company’s accounting, internal controls, or auditing matters, including procedures for the confidential or anonymous submission by employees of any such complaints or concerns.

25.	Conduct an annual self-evaluation.